Exhibit 11


             INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
                COMPUTATIONS OF EARNINGS PER SHARE (1)


                                          Three Months Ended   Nine Months Ended
                                             September 30,       September 30,
                                           -----------------   -----------------
                                             1996      1995      1996     1995
                                             ----      ----      ----     ----
   PRIMARY
   Weighted average shares outstanding
   during the period                        16,168    16,306    16,164   16,424
   Shares issuable upon assumed exercise
   of stock options and warrants, less
   amounts assumed repurchased under
   treasury stock method(2)                    279         7        93        3
                                            ------    ------    ------   ------

   Total common shares and common
   shares equivalents                       16,447    16,313    16,257   16,427
                                            ======    ======    ======   ======

   Net income (loss)                        $1,292   ($2,107)       $9  ($5,290)
                                            ======    ======    ======   ======

   Primary per share amount                  $0.08    ($0.13)    $0.00   ($0.32)
                                            ======    ======    ======   ======

   FULLY DILUTED(3)
   Total common shares and common
   share equivalents                        16,447    16,313    16,257   16,427
   Additional shares issuable upon
   assumed exercise of stock options
   and warrants, less amounts assumed
   repurchased under treasury stock
   method(2)                                   395                 132
                                            ------    ------    ------   ------

   Total                                    16,842    16,313    16,389   16,427
                                            ======    ======    ======   ======

   Net income (loss)                        $1,292   ($2,107)       $9  ($5,290)
                                            ======    ======    ======   ======

   Fully diluted per share amount            $0.08    ($0.13)    $0.00   ($0.32)
                                            ======    ======    ======   ======

(1) Weighted average share and dollar amounts, except per share amounts, are stated in thousands

(2) Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrants, APB Opinion
     No. 15, paragraph 36. The options and warrants are antidilutive in 1995 and are not included in the calculation.

(3) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.